UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                                 AMENDMENT NO. 3

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          COLUMBUS MCKINNON CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------

                                  199333-10-5
--------------------------------------------------------------------------------
                                 (Cusip Number)


                               Jeffrey E. Schwarz
                      Metropolitan Capital Advisors, Inc.
                               660 Madison Avenue
                               New York, NY 10021
                                 (212) 486-8100

                             Robert F. Lietzow, Jr.
                         Lakeway Capital Partners, LLC
                               660 Madison Avenue
                               New York, NY 10021
                                 (212)371-0600

                                Curtis Schenker
                        Scoggin Capital Management, L.P.
                               660 Madison Avenue
                               New York, NY 10021
                                 (212) 355-7480

                                 with copies to:

                               Joseph F. Mazzella
                             Lane Altman & Owens LLP
                               101 Federal Street
                           Boston, Massachusetts 02110
                                  617-345-9800
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                  June 18, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [x]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13-d(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 2 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE (1)
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  N/A
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,245,545
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,245,545
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.49%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

00
================================================================================
(1) Consists of Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Jeffrey Schwarz, Karen Finerman, Lakeway Capital Partners, LLC, Robert F. Lietzow, Jr., Scoggin, Inc.,Scoggin, LLC, Curtis Schenker and Craig Effron, each of whom joins in this filing, and each of whom denies beneficial ownership of the shares beneficially owned by the other members of the Committee except as otherwise described in Item 5 herein.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 3 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           366,800
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      366,800
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.50%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 4 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL III, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           240,600
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      240,600
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  240,600
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.64%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 5 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BEDFORD FALLS INVESTORS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           366,800
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      366,800
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  366,800
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.50%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 6 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           240,600
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      240,600
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  240,600
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.64%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 7 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JEFFREY E. SCHWARZ
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      7,200
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           607,400
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             7,200
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      607,400
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  614,600
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.19%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A                Page 8 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KAREN FINERMAN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           607,400
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      607,400
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  607,400
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.14%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON*

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5            SCHEDULE 13D                 Page 9 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           322,500
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      322,500
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  322,500
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.20%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON*

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 10 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           322,500
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      322,500
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  322,500
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.20%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 11 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           153,200
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      153,200
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  153,200
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.04%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 12 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN INTERNATIONAL FUND LIMITED
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  COMMONWEALTH OF BAHAMAS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           153,200
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      153,200
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  153,200
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.04%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 13 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  CURTIS SCHENKER
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [X]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS*

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      7,500
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           480,700
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             7,500
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      480,700
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  488,200
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.33%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 14 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  CRAIG EFFRON
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      5,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           475,700
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             5,000
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      475,700
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  480,700
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.28%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 15 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  LAKEWAY CAPITAL PARTNERS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           120,450
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      120,450
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  120,450
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .82%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 16 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           116,750
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      116,750
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  116,750
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .80%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 17 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS II, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC, OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           3,700
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      3,700
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,700
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .03%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 18 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ROBERT F. LIETZOW, JR.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      17,295
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           120,450
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             17,295
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      120,450
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  137,745
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         [X]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .94%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 19 of 23 Pages
          -----------                                       --------------------

         This Amendment No. 3 relates to the Schedule 13D originally filed on behalf of certain of the Reporting Persons with the Securities and Exchange Commission on May 6, 1999, as supplemented and amended by Amendment No. 1 to
Schedule 13D filed on May 24, 1999 and Amendment No. 2 to Schedule 13D filed on May 28, 1999. The text of Items 4, 6 and 7, as supplemented and amended, is hereby further supplemented and amended as follows:

ITEM 4.  PURPOSE OF THE TRANSACTION

         The Columbus McKinnon Shareholders Committee previously announced its intention to nominate and seek the election of a new majority of the Board of the Issuer, which new majority would pursue a value maximization strategy. Such strategy would include exploring the possible sale of the Issuer. On June 17, 1999, Bedford Falls Investors, L.P. ("Bedford"), gave notice to the Issuer of its nomination of Jeffrey E. Schwarz, Robert F. Lietzow, Jr., Jonathan G. Guss, George G. Raymond, Jr. and Larry N. Katsoulis for election as directors of the Issuer. Such nominations would be voted upon at the Company's Annual Meeting of Shareholders, which the Company has scheduled for August 16, 1999. (See Nomination Notice attached hereto as Exhibit H).

         Bedford also submitted for shareholder approval a proposal to restore the Company's by-laws to the form in effect prior to the May 17, 1999 by-law amendments approved by the incumbent Board of Directors (see Attached Exhibit
H). The purpose of such proposal is to provide shareholders with the ability to effectively rescind such amendmens, and any other by-law amendment that may be approved by the incumbent Board prior to the Annual Meeting. If approved, such proposal would re-establish the unlimited right of shareholders to make nominations and proposals.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS AND RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         As of May 3, 1999, Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Scoggin, Inc., Scoggin, LLC, and Lakeway Capital, LLC (the "Committee Members") each entered into an agreement with respect to the formation and conduct of the Columbus McKinnon Shareholders Committee (the "Agreement"). Such Agreement was entered into on behalf of each of such entities, and on behalf of certain of their affiliates which are Reporting Persons. Pursuant to the terms of the Agreement, Bedford has nominated Messrs. Jeffrey E. Schwarz, Robert F. Lietzow, Jonathan Guss, Larry N. Katsoulis and George Raymond, Jr. (the "Nominees") for election as directors of the Company (see Attached Exhibit H). In connection with such nominations, each Committee Member has agreed to indemnify such Nominees against expenses and liabilities that may arise out of their service as a nominee for director. In addition, each Nominee, other than Messrs. Schwarz and Lietzow, will receive expense reimbursement and a fee from the Committee for serving as a nominee in the amount of $10,000. Such fee will be payable whether or not such Nominee is elected. The Committee Members and the Nominees have an understanding and agreement that each of the Reporting Persons will vote shares of Common Stock owned by them in favor of election of the Nominees, and in favor or restoring the by-laws to their prior form.

CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 20 of 23 Pages
          -----------                                       --------------------

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

        Exhibit A.  Agreement of Joint Filing (Previously Filed)

        Exhibit B.  Agreement of Stockholders (Previously Filed)

        Exhibit C.  Letter to Issuer dated May 5, 1999 (Previously Filed)

        Exhibit D.  Letter to Issuer dated May 24, 1999 (Previously Filed)

        Exhibit E.  Letter to Shareholders dated May 24, 1999 (Previously Filed)

        Exhibit F.  Issuer's Complaint filed May 25, 1999 (Previously Filed)

        Exhibit G.  Press Release dated May 26, 1999 (Previously Filed)

        Exhibit H.  Shareholder Notice of Nominations,  Shareholder Proposal and
                    Exhibits

CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 21 of 23 Pages
          -----------                                       --------------------


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.


                                  METROPOLITAN CAPITAL ADVISORS, INC.


                                  By:/s/ Jeffrey E. Schwarz
                                     -------------------------------------------
                                     Jeffrey E. Schwarz, Chief Executive Officer

                                  METROPOLITAN CAPITAL III, INC.


                                  By:/s/ Jeffrey E. Schwarz
                                     -------------------------------------------
                                     Jeffrey E. Schwarz, Chief Executive Officer

                               METROPOLITAN CAPITAL ADVISORS INTERNATIONAL, LTD.
                               By: Metropolitan Capital III, L.P.
                                    By: Metropolitan Capital III, Inc.


                               By:     /s/ Jeffrey E. Schwarz
                                   ---------------------------------------------
                                  Jeffrey E. Schwarz, Chief Executive Officer



                                BEDFORD FALLS INVESTORS, L.P.
                                By: Metropolitan Capital Advisors, L.P.
                                    By: Metropolitan Capital Advisors, Inc.


                                By:     /s/ Jeffrey E. Schwarz
                                   ---------------------------------------------
                                   Jeffrey E. Schwarz, Chief Executive Officer


                                By:     /s/ Jeffrey E. Schwarz
                                   ---------------------------------------------
                                   Jeffrey E. Schwarz

                                By:     /s/ Karen Finerman
                                   ---------------------------------------------
                                   Karen Finerman


Dated as of: June 18, 1999

CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 22 of 23 Pages
          -----------                                       --------------------


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.


                                Yaupon Partners, L.P.
                                By: Lakeway Capital Partners, LLC


                                By:      /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                Yaupon Partners II, L.P.
                                By: Lakeway Capital Partners, LLC


                                By:      /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                Lakeway Capital Partners, LLC


                                By:     /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                By:    /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.


Dated as of: June 18, 1999

CUSIP No. 199333-10-5           SCHEDULE 13D/A               Page 23 of 23 Pages
          -----------                                       --------------------


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.


                                Scoggin Capital Management, L.P.
                                By: S&E Partners, L.P., its General Partner
                                By: Scoggin, Inc., its General Partner


                                By:        /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker, its Executive Officer


                                SCOGGIN INTERNATIONAL FUND, LTD.
                                By: Scoggin, LLC, its Investment Advisor


                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                Curtis Schenker, Managing Member


                                Scoggin, LLC

                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                Curtis Schenker, Managing Member


                                Scoggin, Inc.


                                By:       /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker, its Chief Executive Officer


                                By:      /s/ Craig Effron
                                   ---------------------------------------------
                                   Craig Effron


                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker

Dated as of: June 18, 1999

                                    EXHIBIT H

      SHAREHOLDER NOTICE OF NOMINATIONS, SHAREHOLDER PROPOSAL AND EXHIBITS
                               DATED JUNE 16, 1999


                       METROPOLITAN CAPITAL ADVISORS, INC.
                               660 Madison Avenue
                            New York, New York 10021

June 16, 1999

Lois H. Demler
Corporate Secretary
Columbus McKinnon Corporation
140 John James Audubon Parkway
Amherst, New York 14228-1197

         Re:      Shareholder Notice

Dear Ms. Demler:

         Bedford Falls Investors, L.P. ("Bedford"), the record holder of 100 shares of common stock of Columbus McKinnon Corporation (the "Company"), hereby formally notifies the Company that the Notice of Annual Meeting of Shareholders for the 1999 Annual Meeting should include the following items of business: (a) a proposal to restore the Company's By-laws to the form in effect immediately prior to the amendment of the By-laws approved by the Board of Directors on May 17, 1999, effective immediately upon approval of such action, and (b) election of the nominees set forth in Exhibit A to this letter to fill the Board of Director vacancies scheduled to occur at the 1999 Annual Meeting. The text of proposal (a) above, and the reasons therefor, are attached hereto as Exhibit B.

         Without conceding or accepting the validity of limitations and conditions added to the Company's By-laws on May 17, 1999, Bedford is making such nominations in accordance with the requirements of Section 1.11 of the Company's Amended and Restated By-laws as adopted May 17, 1999. Bedford reserves the right to revise, add to or supplement the nominations described above, or to make other proposals, for consideration at the Notice of Annual Meeting, as well as to submit other business for consideration at the Annual Meeting.

Very truly yours,

BEDFORD FALLS INVESTORS, L.P.
By: Metropolitan Capital Advisors, L.P., its General Partner
By: Metropolitan Capital Advisors, Inc., its General Partner


By:       /s/ Jeffrey E. Schwarz
   --------------------------------------------
    Jeffrey E. Schwarz, Chief Executive Officer

                                    EXHIBIT A

    (i)      NAMES AND ADDRESSES OF NOMINEES
             -------------------------------

                  JEFFREY E. SCHWARZ, AGE 40

                  Business Address: Metropolitan Capital Advisors, Inc.
                                    660 Madison Avenue, 20th Floor
                                    New York, NY 10021

                  ROBERT F. LIETZOW, JR., AGE 34

                  Business Address: Lakeway Capital Partners, LLC
                                    660 Madison Avenue, 20th Floor
                                    New York, NY 10021

                  JONATHAN G. GUSS, AGE 40

                  Business Address: c/o Bogen Communications International, Inc.
                                    50 Spring Street
                                    P.O. Box 575
                                    Ramsey, New Jersey 07446

                  GEORGE G. RAYMOND, JR., AGE 78

                  Business Address: Sankaty Capital Management, LLC
                                    5150 Tamiami Trail, N., Suite 303
                                    Naples, Florida 34103

                  LARRY N. KATSOULIS, AGE 53

                  Business Address: 330 East Kilbourne Avenue
                                    Suite 1185
                                    Milwaukee, Wisconsin 53202

  (ii) Information Regarding Ownership of Securities As Reported By Each Nominee
       -------------------------------------------------------------------------

                  Bedford Falls Investors, L.P. ("Bedford"), which has a business address of 660 Madison Avenue, 20th Floor, New York, New York 10021, is the beneficial owner of 366,800 shares of Common Stock, of which 100 shares are owned of record by Bedford.

                  Jeffrey E. Schwarz may be deemed to have beneficial ownership of an aggregate of 607,400 shares of the Company's common stock, representing 4.14% of the outstanding Common Stock, by virtue of Mr. Schwarz being deemed to indirectly hold shared dispositive and shared voting control over 366,800 shares of Common Stock of the Company beneficially owned by Bedford Falls Investors, L.P. ("Bedford"), and 240,600 shares of Common Stock beneficially owned by Metropolitan Capital Advisors International Limited ("Metropolitan International").

                  In addition to the above, Mr. Schwarz is the beneficial owner of 7,200 shares representing .05% of the Company's outstanding Common Stock which he owns individually, and may be deemed to beneficially own an additional 6,800 shares held by certain family members and trusts established for the benefit of certain family members of Mr. Schwarz. Mr. Schwarz is not a record owner of any shares of the Company's Common Stock.

                  Jeffrey E. Schwarz is a shareholder, Director, and the Chief Executive Officer, Treasurer and Secretary of Metropolitan Capital Advisors, Inc., a New York corporation, which is the sole General Partner of Metropolitan Capital Advisors, L.P., the sole General Partner of Bedford, which is in the business of purchasing, for investment and trading purposes, securities and other financial instruments.

                  Mr. Schwarz also is a shareholder, Director, and the Chief Executive Officer, Treasurer and Secretary of Metropolitan Capital III, Inc., a Delaware corporation, which is the sole General Partner of Metropolitan Capital Partners III, L.P., a privately owned partnership which renders investment management and advisory services to Metropolitan International, which is in the business of purchasing, for investment and trading purposes, securities and other financial instruments.

                  Robert F. Lietzow, Jr., may be deemed to have beneficial ownership of an aggregate of 120,450 shares of the Company's Common Stock, representing .82% of the Company's outstanding Common Stock by virtue of Mr. Lietzow being deemed to indirectly hold sole dispositive and sole voting control over 116,750 shares of Common Stock of the Company beneficially owned by Yaupon Partners, L.P. ("Yaupon"), and 3,700 shares of Common Stock beneficially owned by Yaupon Partners II, L.P. ("Yaupon II").

                  In addition to the above, Mr. Lietzow is the beneficial owner of 17,295 shares representing .12% of the Company's outstanding shares which he owns individually. Mr. Lietzow is not a record owner of any shares of the Company's Common Stock.

                  Robert F. Lietzow, Jr. is the Managing Member of Lakeway Capital Partners, LLC, a Delaware limited liability company ("Lakeway Capital"), which is the General Partner of Yaupon and Yaupon II, each of which is in the business of purchasing, for investment and trading purposes, securities and other financial instruments.

                  As of the date hereof, Jonathan G. Guss is neither a beneficial nor record holder of any shares of stock of the Company.

                  As of the date hereof, George G. Raymond, Jr. is neither a beneficial nor record holder of any shares of stock of the Company.

                  As of the date hereof, Larry N. Katsoulis is neither a beneficial nor record holder of any shares of stock of the Company.

     (iv)  Information Regarding Nominees
           ------------------------------

               All Nominees are citizens of the United States.

               JEFFREY E. SCHWARZ (age 40)-- Since July 1992, Mr. Schwarz has been the Chief Executive Officer and a director of Metropolitan Capital Advisors, Inc. ("Metropolitan"), an investment advisory firm. Mr. Schwarz also serves as a director of two private companies that are affiliated with Metropolitan, KJ Advisors Inc. and Metropolitan Capital Advisors III, Inc. Since November 1997, Mr. Schwarz has served as non-executive Co-Chairman of Bogen Communications International, Inc., a NASDAQ traded provider of telecommunications peripherals and sound processing equipment. From October 1997 to April 1999 Mr. Schwarz also was a director of Emultek Ltd., an American Stock Exchange listed Israeli company which provides simulation technology for the development, promotion and support of electronic products. In addition, Mr. Schwarz serves as the Chairman of EK Management, Inc., the general partner of EK Associates, L.P. (also known as "Ekco/Glaco Ltd."), a limited partnership which provided goods and services to the baking industry. Mr. Schwarz graduated summa cum laude from the University of Pennsylvania's Wharton School receiving a B.S. in Economics, with a concentration in Accounting, and an M.B.A., with a concentration in Finance.

               ROBERT F. LIETZOW, JR. (age 34)-- Mr. Lietzow's principal occupation is the managing member of Lakeway Capital Partners, LLC, the general partner of Yaupon Partners, L.P. and Yaupon Partners II, L.P., each a private investment partnership. Prior to the formation of Lakeway Capital Partners, LLC in 1998, Mr. Lietzow served as Vice President of Metropolitan Capital Advisors, Inc., from November 1994 until September 1998. During the period from February 1992 until October 1994, Mr. Lietzow was the Managing Director of Lietzow Investments, an investment management company.


               JONATHAN G. GUSS (age 40)-- Since 1997, Mr. Guss's principal occupation has been the Chief Executive Officer and a director of Bogen Communications International, Inc., a NASDAQ traded provider of telecommunications peripherals and sound processing equipment. Mr. Guss also currently serves as a member of the Executive Committee of the Board of Directors. Since May 1990, Mr. Guss has been a principal and President of Active Management Group, Inc., a firm that provides turnaround management services. Since August 1992, Mr. Guss has been a principal and Chief Executive Officer of EK Management, Inc., the general partner of EK Associates, L.P. (also known as "Ekco/Glaco Ltd."), a limited partnership which provided goods and services to the baking industry. In addition, Mr. Guss has been a director of Alliant Techsystems Inc., a leading developer of munitions, solid propulsion systems and defense electronic systems, since August 1994. Mr. Guss is a 1985 graduate of the Harvard Business School and a 1981 graduate of Reed College.

               GEORGE G. RAYMOND, JR. (age 78)-- Mr. Raymond is the retired Chairman of the Board and Chief Executive Officer of Raymond Corporation, a leading supplier of narrow aisle forklifts. Mr. Raymond served as Chairman of the Board and as an officer of Raymond Corporation from 1973 until 1995. Mr. Raymond currently is a managing member of Sankaty Capital Management, LLC, the general partner of Sankaty Capital Partners, L.P, a private investment partnership. He also is a lifetime trustee of Alfred University.

               LARRY N. KATSOULIS (age 53 )-- Since 1997, Mr. Katsoulis's principal occupation has been President, Chief Executive Officer and a director of Pillar Corporation, a privately-held corporation engaged in manufacturing induction heating power supplies. From 1988 to 1997 Mr. Katsoulis served as an executive officer of Yale International, Inc. ("Yale"), a leading manufacturer of hoists and material handling equipment. Mr. Katsoulis served as President of Yale from 1994 to 1997.

         Each of the Nominees has agreed with Bedford and the Columbus McKinnon Shareholders Committee (the "Committee") to serve as nominee for the purposes of election to the Company's Board of Directors who will propose a strategy of maximizing shareholder value. The Committee is made up of certain beneficial holders of the Company's outstanding Common Stock. The Committee members are Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Scoggin, Inc., Scoggin, LLC, and Lakeway Capital Advisors, LLC, each acting on its own behalf and on behalf of affiliated entities. In addition to the members of the Committee, the following individuals and entities also may be deemed to be participants in the Committee's proxy solicitation: Bedford Falls Investors, L.P., of which Metropolitan Capital Advisors, L.P. is the sole general partner, of which Metropolitan Capital Advisors, Inc. is the sole general partner; Metropolitan Capital Advisors International Limited, of which Metropolitan
Capital Partners III, L.P. is the investment advisor, of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc.; Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert F. Lietzow, Jr., as managing member of Lakeway Capital Partners, LLC; Scoggin Capital Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as shareholders, directors and executive officers of Scoggin, Inc. and managing members of Scoggin, LLC.

         The Columbus McKinnon Shareholders Committee has agreed with each Nominee to bear all costs and expenses of, and indemnify against any and all liability incurred by, each Nominee in connection with the Nominee being a candidate for election to the Company's Board of Directors. Each Nominee, other than Messrs. Schwarz and Lietzow, will receive expense reimbursements and a fee from the Committee for serving as a Nominee in the amount of $10,000 whether or not elected. If elected as a director of the Company, each Nominee will receive directors' fees in accordance with the Company's practices and policies as set by the Board from time to time.

          None of the corporations or organizations in which any of the Nominees has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of the Company.

         There is no information with respect to any Nominees required to be described under Item 401(f) of Regulation S-K.

         Jeffrey E. Schwarz, the undersigned, does hereby consent to serve as a Director of Columbus McKinnon Corporation if so elected.


Date: June 15, 1999                  /s/ Jeffrey E. Schwarz
      -------------                 -------------------------------------
                                         Jeffrey E. Schwarz

         Robert F. Lietzow, Jr., the undersigned, does hereby consent to serve as a Director of Columbus McKinnon Corporation if so elected.


Date: June 15, 1999                          /s/ Robert F. Lietzow, Jr.
      -------------                         ---------------------------
                                                 Robert F. Lietzow, Jr.


         Jonathan G. Guss, the undersigned, does hereby consent to serve as a Director of Columbus McKinnon Corporation if so elected.


Date: June 15, 1999                          /s/ Jonathan G. Guss
      -------------                         --------------------------
                                                 Jonathan G. Guss


         George G. Raymond, Jr., the undersigned, does hereby consent to serve as a Director of Columbus McKinnon Corporation if so elected.


Date: June 15, 1999                          /s/ George G. Raymond, Jr.
      -------------                         ---------------------------
                                                 George G. Raymond, Jr.


         Larry N. Katsoulis, the undersigned, does hereby consent to serve as a Director of Columbus McKinnon Corporation if so elected.


Date:June 16, 1999                                    /s/ Larry N. Katsoulis
     -------------                                   --------------------------
                                                          Larry N. Katsoulis

                                    EXHIBIT B
                                    ---------

PROPOSAL FOR CONSIDERATION BY SHAREHOLDERS:

"That the Company's by-laws be amended to restore such by-laws, in their entirety, to the form in effect on May 16, 1999, and that such amended by-laws be effective immediately upon approval thereof by shareholders and for purposes of any proposals or director nominations desired to be made by shareholders at such meeting."

REASONS FOR THE PROPOSAL:

To restore the by-laws to the form in effect prior to the by-law amendments approved by the Directors on May 17, 1999, which imposed new requirements and limitations on proposals and nominations by shareholders. By restoring the prior form of by-laws, the proponent intends to afford shareholders the ability to rescind any additional by-law changes that may be adopted by the Board of Directors prior to the Annual Meeting, and to re-establish for shareholders the same right and ability to propose actions or nominees as existed prior to such May 17, 1999 amendment. If so amended, the proponent and the Columbus McKinnon Shareholders Committee would have the same rights as all other shareholders to make such nominations and proposals, and may exercise such rights in furtherance of their proposal to elect nominees who would pursue a strategy of maximizing shareholder value.